Exhibit 99.1

Dave & Buster’s Achieves 8% Revenue and 7% EPS Growth in Second Quarter 2019

More than $200 Million of Capital Returned to Shareholders Through the End of the Second Quarter

DALLAS, September 10, 2019 (GLOBE NEWSWIRE) – Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its second quarter 2019, which ended on August 4, 2019.

Key highlights from the second quarter 2019 compared to the second quarter 2018 include:

▪	Total revenues increased 8.0% to $344.6 million from $319.2 million
▪	Number of stores increased 11.1% to 130 from 117
▪	Comparable store sales decreased 1.8%
▪	Net income totaled $32.4 million, or $0.90 per diluted share, vs. net income of $33.8 million, or $0.84 per diluted share
▪	EBITDA increased 5.3% to $79.0 million from $75.0 million
▪	Adjusted EBITDA increased 4.4% to $86.0 million from $82.4 million
▪	Launched Men in Black: Galactic Getaway, the Company’s fourth proprietary virtual reality title
▪	Expanded share repurchase authorization by $200 million to $800 million; repurchased 3.4 million shares for approximately $137 million and paid a quarterly cash dividend of $0.15 per share

“We continue to deliver strong revenue and earnings per share growth – including record second quarter sales, EBITDA and EPS – while investing for the future and returning substantial capital to shareholders through dividends and share repurchases,” said Brian Jenkins, Chief Executive Officer. “We are executing on five near-term priorities to improve performance and capitalize on the growing consumer demand for our offerings. By realizing operational efficiencies and cost savings, we will fund investments to fuel comp sales growth going forward. We are acting decisively to accelerate near and long-term value creation, and to deliver superior returns for all Dave & Buster’s shareholders.”

Near-Term Priorities

The Company is focused on five priorities to drive near and long-term value creation:

1.	Revitalization of existing stores beginning with the installation of “Wow Walls,” LED television displays that create high-energy, contemporary, sports and entertainment-oriented dining areas. This cutting-edge visual technology will be initially deployed across 35 stores by mid-October to drive greater traffic and food and beverage penetration. The Company’s revitalization also includes continued food, beverage and amusements innovation, including the upcoming launch of Terminator VR, all of which is part of introducing new “wow” experiences for guests.
2.	Building deeper guest engagement starting with the nation-wide launch of the Dave & Buster’s mobile app in October. This will be coupled with technology upgrades, enhanced data analytics and digital marketing investments to drive deeper engagement with customers.
3.	Disciplined cost management to fuel growth investments. The Company has identified approximately $15 million of gross annualized cost savings, most of which will be redeployed towards guest engagement initiatives to fuel comp sales growth.

4.	Investment in highest-return new store locations to strengthen the Dave & Buster’s brand and portfolio over the long term. This includes optimizing store formats to match market sales potential and managing the pace of new store openings to maximize returns and advance the Company’s store revitalization efforts.
5.	Continued capital return to shareholders in the form of share repurchases and dividend payments. The Company has returned more than $200 million to shareholders through the end of the second quarter of 2019.

These five priorities will be the focus of the Company’s efforts in the near term, although the Board and management team will continue to evaluate other opportunities as part of the ongoing strategic planning process.

Scott Bowman, Chief Financial Officer, said, “We intend to maintain and build upon our industry leading position, even as new entrants in our market are creating a more competitive operating environment. Despite challenges, our team once again delivered solid overall results. Consistent with our commitment to deliver outstanding margins, and in light of our revised outlook, we have taken cost management actions to facilitate greater investments to increase traffic and same store sales. We look forward to reporting on our progress.”

Review of Second Quarter 2019 Operating Results Compared to Second Quarter 2018

Total revenues increased 8.0% to $344.6 million from $319.2 million in the second quarter 2018. This growth was driven by a 9.4% increase in Amusements and Other revenue and a 5.9% increase in Food and Beverage revenue. The mix of Amusement and Other as a percentage of total revenue increased 80 basis points to 60.0% in the second quarter of 2019.

Comparable store sales decreased 1.8% in the second quarter 2019, compared to a decrease of 2.4% in the comparable period last year. The decrease in comparable store sales was driven by a 2.0% decline in walk-in sales, which was partially offset by a 0.1% increase in special events sales. Comparable store sales decreased 0.8% in Amusements & Other and 3.2% in Food & Beverage. Non-comparable store revenue was $77.2 million in the second quarter of 2019, an increase of $29.6 million or 62.3% versus the comparable period last year.

Operating income increased 0.6% to $46.2 million in the second quarter of 2019 from $45.9 million in the second quarter of 2018. As a percentage of total revenues, operating income decreased 100 basis points to 13.4% from 14.4%.

Net income was $32.4 million, or $0.90 per diluted share (36.0 million diluted share base) in the second quarter of 2019 compared to $33.8 million, or $0.84 per diluted share (40.3 million diluted share base) in the second quarter of 2018.

EBITDA increased 5.3% to $79.0 million in the second quarter of 2019 from $75.0 million in the second quarter of 2018. As a percentage of total revenues, EBITDA decreased 60 basis points to 22.9% from 23.5%.

Adjusted EBITDA increased 4.4% to $86.0 million in the second quarter of 2019 from $82.4 million in the second quarter of 2018. As a percentage of total revenues, Adjusted EBITDA decreased 80 basis points to 25.0% from 25.8%.

Store operating income before depreciation and amortization increased 4.8% to $99.7 million in the second quarter 2019 from $95.1 million in last year's second quarter. As a percentage of total revenues, store operating income before depreciation and amortization decreased 90 basis points to 28.9% from 29.8%.

Development

The Company remains on track to open 15 to 16 new locations in fiscal 2019, representing unit growth of approximately 12% (net of Gwinnett (Duluth), Georgia closing). At the top end of the range, these store openings will include 11 large and 5 small format locations and will skew towards new markets for the Dave & Buster’s brand.

During the second quarter of 2019, the Company opened three new stores located in Winston-Salem, North Carolina; Natick, Massachusetts (west of Boston); and Gaithersburg, Maryland (northwest of Washington, D.C.). During the third quarter, the Company has already opened a store in Huntsville, Alabama and Concord, California. Two more stores in McDonough, Georgia and Wichita, Kansas are scheduled to open later in the fiscal third quarter. As of September 4, 2019, there were six stores under construction.

Capital Allocation Initiatives

During the second quarter of 2019, the Company repurchased 3.4 million shares for approximately $137 million and at quarter-end had approximately $270 million remaining under the $800 million authorization. The Company paid a quarterly cash dividend of $0.15 per share during the second quarter.

Financial Outlook

In light of the competitive environment, and because the initiatives underway will take time to execute and drive results, the Company is setting new guidance for fiscal 2019, which ends February 2, 2020:

▪	Total revenues of $1.338 billion to $1.359 billion (vs. $1.365 billion to $1.390 billion)
▪	Comparable store sales of -3.5% to -2.0% (vs. -1.5% to +0.5%)
▪	15 to 16 new stores (unchanged)
▪	Net income of $91 million to $100 million (vs. $103 million to $113 million)
▪	Effective tax rate of 22.0% to 22.5% (unchanged) and diluted share count of approximately 34.0 million (vs. 36.5 million shares)
▪	EBITDA of $272 million to $282 million ($274 million to $284 million excluding approximately $2 million in one-time charges) (vs. $283 million to $295 million previously)
▪	Total capital additions (net of tenant improvement allowances and other landlord payments) of $200 million to $210 million (vs. $190 million to $200 million)

Conference Call Today

Management will hold a conference call to discuss these results today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (323) 794-2423 or toll-free (888) 204-4368. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; the passcode is 6093533.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 132 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 39 states, Puerto Rico, and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the Company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS	August 4, 2019	February 3, 2019
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$23,318	$21,585
Other current assets	54,897	69,508

Total current assets	78,215	91,093

Property and equipment, net	851,715	805,337

Operating lease right of use assets	924,461	-

Intangible and other assets, net	379,686	376,757

Total assets	$2,234,077	$1,273,187

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$256,641	$244,390

Operating lease liabilities	1,125,874	-

Other long-term liabilities	50,181	262,491

Long-term debt, net	552,079	378,469

Stockholders' equity	249,302	387,837

Total liabilities and stockholders' equity	$2,234,077	$1,273,187

DAVE & BUSTER'S ENTERTAINMENT, INC.
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	August 4, 2019		August 5, 2018

Food and beverage revenues	$137,921	40.0%	$130,242	40.8%
Amusement and other revenues	206,678	60.0%	188,946	59.2%
Total revenues	344,599	100.0%	319,188	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	36,934	26.8%	33,998	26.1%
Cost of amusement and other (as a percentage of amusement and other revenues)	22,689	11.0%	21,558	11.4%
Total cost of products	59,623	17.3%	55,556	17.4%
Operating payroll and benefits	80,927	23.5%	73,736	23.1%
Other store operating expenses	104,376	30.3%	94,825	29.7%
General and administrative expenses	15,991	4.6%	14,764	4.6%
Depreciation and amortization expense	32,745	9.5%	29,049	9.1%
Pre-opening costs	4,723	1.4%	5,328	1.7%
Total operating costs	298,385	86.6%	273,258	85.6%

Operating income	46,214	13.4%	45,930	14.4%

Interest expense, net	4,605	1.3%	3,228	1.0%

Income before provision for income taxes	41,609	12.1%	42,702	13.4%
Provision for income taxes	9,253	2.7%	8,923	2.8%
Net income	$32,356	9.4%	$33,779	10.6%

Net income per share:
Basic	$0.91		$0.86
Diluted	$0.90		$0.84
Weighted average shares used in per share calculations:
Basic shares	35,407,965		39,355,105
Diluted shares	36,015,710		40,280,301

Other information:
Company-owned and operated stores open at end of period	130		117

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	August 4, 2019		August 5, 2018

Net income	$32,356	9.4%	$33,779	10.6%
Add back: Interest expense, net	4,605		3,228
Provision for income taxes	9,253		8,923
Depreciation and amortization expense	32,745		29,049
EBITDA.	78,959	22.9%	74,979	23.5%
Add back: Loss on asset disposal	406		431
Share-based compensation	1,907		1,626
Pre-opening costs	4,723		5,328
Other costs	(13)		26
Adjusted EBITDA	$85,982	25.0%	$82,390	25.8%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	August 4, 2019		August 5, 2018

Operating income	$46,214	13.4%	$45,930	14.4%
Add back: General and administrative expenses	15,991		14,764
Depreciation and amortization expense	32,745		29,049
Pre-opening costs	4,723		5,328
Store operating income before depreciation and amortization	$99,673	28.9%	$95,071	29.8%

DAVE & BUSTER'S ENTERTAINMENT, INC.
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share amounts)

	26 Weeks Ended		26 Weeks Ended
	August 4, 2019		August 5, 2018

Food and beverage revenues	$286,142	40.4%	$269,997	41.5%
Amusement and other revenues	422,039	59.6%	381,381	58.5%
Total revenues..	708,181	100.0%	651,378	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	75,688	26.5%	70,018	25.9%
Cost of amusement and other (as a percentage of amusement and other revenues)	45,660	10.8%	42,677	11.2%
Total cost of products	121,348	17.1%	112,695	17.3%
Operating payroll and benefits	163,800	23.1%	146,630	22.5%
Other store operating expenses	210,621	29.8%	188,165	28.9%
General and administrative expenses	32,837	4.6%	30,418	4.7%
Depreciation and amortization expense	63,886	9.0%	56,555	8.7%
Pre-opening costs	11,725	1.7%	12,381	1.9%
Total operating costs	604,217	85.3%	546,844	84.0%

Operating income	103,964	14.7%	104,534	16.0%

Interest expense, net	8,661	1.2%	6,085	0.9%

Income before provision for income taxes	95,303	13.5%	98,449	15.1%
Provision for income taxes	20,504	2.9%	22,520	3.4%
Net income	$74,799	10.6%	$75,929	11.7%

Net income per share:
Basic	$2.07		$1.92
Diluted	$2.03		$1.88
Weighted average shares used in per share calculations:
Basic shares	36,117,815		39,525,263
Diluted shares	36,803,001		40,444,201

Other information:
Company-owned and operated stores open at end of period	130		117

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	26 Weeks Ended		26 Weeks Ended
	August 4, 2019		August 5, 2018

Net income	$74,799	10.6%	$75,929	11.7%
Add back: Interest expense, net	8,661		6,085
Provision for income taxes	20,504		22,520
Depreciation and amortization expense	63,886		56,555
EBITDA.	167,850	23.7%	161,089	24.7%
Add back: Loss on asset disposal	826		693
Share-based compensation	3,732		4,014
Pre-opening costs	11,725		12,381
Other costs	33		121
Adjusted EBITDA	$184,166	26.0%	$178,298	27.4%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	26 Weeks Ended		26 Weeks Ended
	August 4, 2019		August 5, 2018

Operating income	$103,964	14.7%	$104,534	16.0%
Add back: General and administrative expenses	32,837		30,418
Depreciation and amortization expense	63,886		56,555
Pre-opening costs	11,725		12,381
Store operating income before depreciation and amortization	$212,412	30.0%	$203,888	31.3%

For Investor Relations Inquiries:

Arvind Bhatia, CFA

Dave & Buster’s Entertainment, Inc.

214.904.2202

arvind.bhatia@daveandbusters.com